[EXHIBIT 17(f)]

                  IMPORTANT INFORMATION TO HELP YOU UNDERSTAND
                  AND GIVE VOTING INSTRUCTIONS ON THE PROPOSALS

Please read the enclosed Prospectus and Proxy Statement for a complete description of the proposals. However, as a quick reference, the following questions and answers provide a brief overview of the proposals.

Q. WHAT HAS BEEN PROPOSED?

A. The Board of Trustees of Enterprise Accumulation Trust (the "Trust") has proposed the reorganization of your Portfolio with another Portfolio of the Trust as set forth below. It is proposed that all of the assets of your Portfolio be transferred to the acquiring Portfolio indicated next to your Portfolio in exchange for shares of that Portfolio and the assumption by that Portfolio of all of the liabilities, if any, of your Portfolio. These transactions are referred to as the "Reorganizations." You are being asked to provide voting instructions to approve the Reorganization of your Portfolio.

              Your Portfolio                      Acquiring Portfolio
              --------------                      -------------------
              Mid-Cap Growth                      Managed
              Balanced                            Growth
              Emerging Countries                  International Growth
              Worldwide Growth                    International Growth

Each Reorganization is separate, and is not conditioned on the approval of any other Reorganization.

Q. WHAT DOES IT MEAN WHEN MUTUAL FUNDS REORGANIZE?

A. A mutual fund reorganization occurs when a fund company combines the assets of one fund with those of another fund, often called the "surviving entity" or "survivor." In general, the combined fund takes the name and other characteristics of whichever predecessor fund had the larger asset base.

Q. WHAT IS THE PRIMARY REASON FOR THE REORGANIZATIONS?

A. The Trust believes that by creating larger asset bases, a surviving Portfolio can achieve greater economies of scales, which may potentially reduce the Portfolio's expenses. As of January 3, 2003, the assets of the Portfolios to be reorganized ranged from $____ million to $____ million, collectively, totaling approximately $____ million. After the Reorganizations, the Managed Portfolio, Growth Portfolio and International Growth Portfolio are projected to have approximately $____ million, $_____ million and $____ million respectively, enabling greater efficiencies in investment management.

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Q. ARE THERE OTHER REASONS FOR THE PROPOSED PORTFOLIO REORGANIZATIONS?

A. Yes. The Board of Trustees of the Trust weighed a number of factors in reaching its decision regarding Reorganizations, including:

      - the relative compatibility of the investment objectives and certain strategies of the Portfolios involved in the respective Reorganization;

      - the relative past and current growth in assets, historical investment performance and perceived future prospects of each of the Portfolios;

      - the inability of the Portfolios to be reorganized to attract significant assets;

      - the fees and expenses of the Portfolios to be reorganized, the acquiring Portfolios and the combined Portfolios, and the expense reimbursement arrangements currently in place and the possibility that they will be changed or terminated;

      - the costs of the Reorganizations, which will be paid for by Enterprise Capital Management, Inc., the investment adviser of the Portfolios;

      - the potential benefits to the shareholders likely to result from the respective Reorganization, such as the potential for reduced operating expenses over time due to economies of scale; and

      - other alternatives to the Reorganizations, including the continuance of each acquired Portfolio in its present form, a change of Portfolio manager or investment objective of each acquired Portfolio or a termination of the acquired Portfolios with the distribution of the cash proceeds to their respective shareholders.

Q. WHY AM I RECEIVING PROXY INFORMATION ON PORTFOLIOS THAT I DO NOT OWN?

A. All of the Portfolios are series of the Trust. Contractholders of each Portfolio to be reorganized are being asked to approve similar proposals, so some of the information that must be included in a proxy statement for your Portfolio needs to be included in a proxy statement for the other Portfolios as well. Therefore, in order to save money, one proxy statement has been prepared.

Q. WHY AM I RECEIVING MORE THAN ONE PROXY STATEMENT OR MORE THAN ONE MAILING?

A. If your investment is allocated among more than one Portfolio to be reorganized in your Contract, you will receive a voting instruction card for each such Portfolio. Each voting instruction card should be completed.


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Q. HOW MANY VOTES DO YOU NEED TO APPROVE THESE PROPOSALS?

A. We need the affirmative vote of a majority of your Portfolio's outstanding voting securities, represented in person or by proxy at the meeting.

Q. WHAT IF WE DO NOT HAVE ENOUGH VOTING INSTRUCTIONS TO MAKE THIS DECISION BY THE SCHEDULED SHAREHOLDER MEETING DATE?

A. If we do not receive sufficient voting instructions to approve the proposals at the meeting, we or [Georgeson Shareholder Communications, Inc.] a proxy solicitation firm, may contact you by mail or telephone to encourage you to provide voting instructions. Contractholders should review the enclosed Prospectus and Proxy Statement and provide voting instructions to avoid the expense of additional mailings or telephone calls. If we do not have enough voting instructions to approve the proposals by the time of the shareholder meeting at 3:30 p.m. on February 28, 2003, the meeting may be adjourned to permit further solicitation of voting instructions.

Q. HOW DO MY VOTING INSTRUCTIONS AFFECT THE VOTE?

A. The separate accounts of the Companies that issued your Contracts are the record owners of the shares of the Portfolios, and are entitled to vote the shares. These Companies have passed the right to vote on these proposals through to you and will vote in accordance with your instructions. The Companies will vote 100% of the shares of each Portfolio held by their respective separate accounts. If you do not give voting instructions for the shares of the Portfolios held in your Contract, the Companies will vote such shares in the same proportion as they vote shares for which they have received instructions. The record date for determining the number of shares outstanding and the contractholders entitled to give voting instructions is January 3, 2003.

Q. HAS THE BOARD APPROVED THE PROPOSALS?

A. Yes. The Board has approved the proposals and recommends that you provide voting instructions to approve them.

Q. HOW DO I PROVIDE VOTING INSTRUCTIONS?

A. To provide voting instructions, you may use any of the following methods;

      - By Mail. Please complete, date and sign the enclosed voting instruction card and mail it in the enclosed postage paid envelope. If you need any assistance, or have any questions regarding the proposals or how to provide voting instructions, please call the Trust at ___________________.

      - By Internet. Have your voting instruction card available. Go to the web site on the voting instruction card. Enter your control number from your voting instruction card and follow the instructions found on the web site.

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      -     By telephone. Have your voting instruction card available. Call the toll free number on the voting instruction card. Enter your control number from your voting instruction card and follow the simple instructions.

Q. HOW DO I SIGN THE VOTING INSTRUCTION CARD?

A. INDIVIDUAL ACCOUNTS: Contractholders should sign exactly as their names appear on the account registration shown on the card.

      JOINT ACCOUNTS: Both owners must sign and the signatures should conform exactly to the names shown on the account registration.

      ALL OTHER ACCOUNTS: The person signing must indicate his or her capacity.

      For example, a trustee for a trust should include his or her title when he or she signs, such as "Jane Doe, Trustee"; or an authorized officer of a company should indicate his or her position with the company, such as "John Smith, President."

The attached Prospectus and Proxy Statement contains more detailed information about the proposals. Please read it carefully.


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